Exhibit 99.1

MARINUS PHARMACEUTICALS PROVIDES BUSINESS UPDATE AND REPORTS SECOND QUARTER FINANCIAL RESULTS

Top-line Phase 2 refractory status epilepticus (RSE) data on-track for Q3 2019

Scott Braunstein, MD appointed as CEO

Nicole Vitullo appointed as Chairman of the Board

RADNOR, PA, August 8, 2019 — Marinus Pharmaceuticals, Inc. (Nasdaq: MRNS), a pharmaceutical company dedicated to the development of innovative therapeutics to treat epilepsy and neuropsychiatric disorders, today provided a business update on its clinical development activities and reported its financial results for the second quarter ended June 30, 2019.

“I am proud to announce that after an extensive interview process with several qualified candidates, the Board has appointed me as Chief Executive Officer of Marinus,” commented Dr. Scott Braunstein, formerly Executive Chairman of Marinus.  “As Executive Chairman, the past six months have been both invigorating and challenging as I worked with the Marinus team to continue to unlock the value potential of ganaxolone. I feel compelled to continue the rapid development of ganaxolone to provide treatment options for patients suffering from epilepsy, depression and other neuropsychiatric disorders.”

Nicole Vitullo said, “On behalf of the entire Board, I’d like to thank Scott for accepting the CEO position and for his continued dedication and commitment to the Marinus team and underserved patients. Furthermore, I am honored to be appointed Chairman of the Board and look forward to collaborating with the Board and executive leadership team as we advance multiple formulations of ganaxolone. As a long-tenured member of the Marinus Board, I have been consistently encouraged by the potential of ganaxolone and remain committed to the strategic advancement of our clinical programs.”

Dr. Braunstein continued, “We look forward to our Phase 2 RSE results later this quarter and continue to be encouraged by the potential of our orphan epilepsy franchise with ganaxolone.  Enrollment is progressing as expected in our Phase 3 studies evaluating oral ganaxolone in children with CDKL5 deficiency disorder and PCDH19-related epilepsy, two debilitating conditions for patients and families, with no currently approved treatments.  While the 30-day outcomes in Part 2 of the Magnolia study did not meet our expectations, based on the data generated, we are confident that IV ganaxolone is a competitive product in terms of safety, tolerability, onset of action and ease of administration. We plan to provide further updates later this year on our depression franchise as we prepare for regulatory interactions and continue discussions with potential strategic partners.”

Pipeline Updates:

Refractory Status Epilepticus (RSE)

•                  Enrollment continues in the proof-of-concept, open-label portion of the Phase 2 study evaluating the tolerability, efficacy and PK of IV ganaxolone in patients with RSE.

•                  IV ganaxolone is administered as adjunctive second-line treatment after patients have failed at least one second-line IV anti-epileptic drug. The goal is to rapidly stop seizures, reducing the need for general anesthesia to place patients into a medically induced coma. The primary endpoint for the study is the number of patients who do not require escalation to another IV anti-epileptic or anesthetic drug.

•                  The study remains on-track to report top-line data in the third quarter of 2019.

Orphan Pediatric Genetic Epilepsies

CDKL5 Deficiency Disorder (CDD)

•                  Enrollment continues into the Marigold Study, the Company’s pivotal Phase 3 study evaluating the use of oral ganaxolone in children and young adults with CDD, a refractory form of pediatric epilepsy with no currently approved treatments. The global, double-blind, placebo-controlled, single pivotal study will enroll up to 100 patients between the ages of 2 and 21 with a confirmed disease-related CDKL5 gene variant. The Company remains on-track to report top-line data from this study in Q3 2020.

PCDH19-Related Epilepsy (PCDH19-RE)

•                  Enrollment is on-going into the Violet Study, a single pivotal Phase 3 study evaluating oral ganaxolone in children with PCDH19-RE.  The study will enroll up to 70 patients between the ages of 1 and 17 with a confirmed PCDH19 mutation.  Patients are stratified into biomarker positive and negative groups, which could potentially provide the epilepsy community with the first diagnostic blood test that predicts the likelihood of a treatment response. The Company remains on-track to report top-line data in 2021.

Postpartum Depression (PPD)

Magnolia Study

•                  In July the Company announced results from Part 2 of its Phase 2 Magnolia clinical trial, evaluating IV ganaxolone followed by daily oral ganaxolone in women with PPD.

•                  Results showed that, in the study, ganaxolone administered as a six-hour infusion followed by oral administration was generally safe, well-tolerated and provided clinically meaningful reductions in Hamilton Rating Scale for Depression (HAM-D17) scores at early time points of 6 hours and 24 hours after start of treatment. HAM-D17 scores at 28 days of treatment were not different from placebo.

•                  Clinical Global Impression of Improvement (CGI-I) scores demonstrated a statistically significant benefit of ganaxolone over placebo at 24 hours, 7 days and 14 days of treatment.

•                  The full Magnolia data set, inclusive of Part 1 results evaluating a 48-hour IV followed by 12-hour taper regimen is supportive of advancing IV ganaxolone in PPD as an effective, safe treatment option with early onset of action and durable treatment effect.

•                  The Company intends to request an End of Phase 2 meeting with the FDA to discuss the Phase 3 program for IV ganaxolone in PPD. Continued discussions are taking place for use of ganaxolone in other severe depressive disorders.

Amaryllis Study

•                  In July the Company also announced data from the Phase 2 Amaryllis study which showed that, in the study, oral ganaxolone alone was generally safe and well-tolerated, with signs of rapid onset of clinical activity in the high dose cohort.

•                  Data from the Amaryllis Study support continued use of the once daily 1125mg oral dose in future clinical studies in depressive disorders with the support of a strategic partner.

Corporate:

•                  Appointed Scott Braunstein, MD, as CEO. Dr. Braunstein has served on the Company’s Board since September 2018 and was appointed executive chairman of Marinus in February 2019.

•                  Appointed Nicole Vitullo as chairman of the board.  Ms. Vitullo has served on the Company’s Board since 2005.

Financial Update

At June 30, 2019, the Company had cash, cash equivalents and investments of $51.9 million, compared to $72.7 million at December 31, 2018. We believe that our cash and cash equivalents as of June 30, 2019 will enable us to fund our current scale of operating expenses and capital expenditure to the end of the third quarter of 2020.

Research and development expenses increased to $10.0 million and $18.9 million for the three and six months ended June 30, 2019, respectively, as compared to $7.2 million and $11.2 million for the same periods in the prior year.  The increases were due primarily to our ongoing enrollment in our CDD study, increased patient enrollment in our PPD studies and initiation of our PCDH19 study.

General and administrative expenses were $2.5 million and $6.2 million for the three and six months ended June 30, 2019 as compared $2.3 million and $4.5 million for the same periods in the prior year.  The quarter-to-date increase was driven primarily by professional fees and other costs associated with an increased scale of operations. The primary drivers of the year-to-date increase were $1.0 million in severance expenses related to the departure of our former Chief Executive Officer ($0.4 million of which was non-cash equity compensation expense), and approximately $0.7 million in professional fees and other costs associated with an increased scale of operations.

The Company reported net losses of $12.5 million and $25.1 million for the three and six months ended June 30, 2019, respectively, compared to $9.6 million and $15.5 million in the same period a year ago. Cash used in operating activities increased to $20.4 million for the six months ended June 30, 2019 compared to $11.9 million for the same period a year ago.

Readers are referred to, and encouraged to read in its entirety, the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2019 to be filed with the Securities and Exchange Commission, which includes further detail on the above-referenced transactions and the Company’s business plans, operations, financial condition and results of operations.

About Marinus Pharmaceuticals

Marinus Pharmaceuticals, Inc. is a pharmaceutical company dedicated to the development of ganaxolone, which offers a new mechanism of action, demonstrated efficacy and safety, and convenient dosing to improve the lives of patients suffering from epilepsy and depression. Ganaxolone is a positive allosteric modulator of GABAA that acts on a well-characterized target in the brain known to have anti-seizure, anti-depressant and anti-anxiety effects. Ganaxolone is being developed in IV and oral dose forms intended to maximize therapeutic reach to adult and pediatric patient populations in both acute and chronic care settings.  Marinus has initiated the first ever pivotal studies in children with CDKL5 deficiency disorder and PCDH19-related epilepsy and is conducting a Phase 2 study in patients with refractory status epilepticus.  The Company has also conducted studies in women with postpartum depression. For more information visit www.marinuspharma.com. Please follow us on Twitter: @MarinusPharma.

Forward-Looking Statements

To the extent that statements contained in this press release are not descriptions of historical facts regarding Marinus, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “may”, “will”, “expect”, “anticipate”, “estimate”, “intend”, “believe”, and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. Examples of forward-looking statements contained in this press release include, among others, statements regarding our interpretation of preclinical studies, development plans for our product candidate, including the development of dose forms, the clinical study testing schedule and milestones, the ability to complete enrollment in our clinical studies, interpretation of scientific basis for ganaxolone use, timing for availability and release of data, the safety, potential efficacy and therapeutic potential of our product candidate, arrangements with any potential strategic partners and our expectation regarding the sufficiency of our working capital. Forward-looking statements in this release involve substantial risks and uncertainties that could cause our clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties inherent in the conduct and results of future clinical studies, the timing of the clinical studies, enrollment in clinical studies, availability and reporting of data from ongoing clinical studies, expectations for regulatory approvals, the attainment of clinical study results that will be supportive of regulatory approvals, and other matters, including the development of formulations of ganaxolone, and the availability or potential availability of strategic partners and of alternative products or treatments for conditions targeted by the Company that could affect the availability or commercial potential of our drug candidates. Marinus undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the Company in general, see filings Marinus has made with the Securities and Exchange Commission.

CONTACT:

Lisa M. Caperelli

Executive Director, Investor & Strategic Relations

Marinus Pharmaceuticals, Inc.

484-801-4674

lcaperelli@marinuspharma.com

Marinus Pharmaceuticals, Inc.

Selected Financial Data (in thousands, except share and per share amounts)

(unaudited)

	June 30,	December 31,
	2019	2018
ASSETS
Cash and cash equivalents	$49,436	$67,727
Investments	2,481	4,998
Other assets	7,048	2,509
Total assets	$58,965	$75,234
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$9,204	$6,909
Other long term liabilities	3,176	—
Total liabilities	12,380	6,909
Total stockholders’ equity	46,585	68,325
Total liabilities and stockholders’ equity	$58,965	$75,234

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018

Expenses:
Research and development	$10,010	$7,232	$18,882	$11,159
General and administrative	2,502	2,338	6,169	4,526
Loss from operations	(12,512)	(9,570)	(25,051)	(15,685)
Interest income	90	65	186	181
Other (expense) income	(1)	1	(41)	—
Net loss	$(12,423)	$(9,504)	$(24,906)	$(15,504)
Per share information:
Net loss per share of common stock—basic and diluted	$(0.24)	$(0.24)	$(0.47)	$(0.38)
Basic and diluted weighted average shares outstanding	52,522,225	40,395,650	52,493,874	40,384,429